Exhibit 10.5

May 2, 2005

David Fountain	Hand Delivered
212 South Galt Ave.
Louisville, KY, 40206

Dear David,

It gives me great pleasure to offer you the position of Senior Vice President and Chief Financial Officer of Tier Technologies, Inc., (“Tier”), reporting to me in my capacity as President and Chief Executive Officer. You will be based in Reston, VA, and we would like you to start with us on May 9, 2005. This offer is contingent upon approval by Tier’s Board of Directors, the satisfactory completion of our standard background check1 and providing acceptable United States work authorization documents. A list of acceptable documentation is enclosed.

Your base salary will be $ 12,500.00 bi-weekly, which equates to $325,000.00 annualized. Consistent with the level and responsibility of your position, I will recommend to Tier’s Compensation Committee that the Committee invite you to participate in the Fiscal Year 2005 Executive Incentive Compensation Plan. Subject to their approval, the Plan provides variable incentive compensation based on your achievement of pre-determined qualitative goals and on the financial performance of the company. The annual bonus target incentive I will recommend will be 50% of your annual base compensation. This is a fiscal year plan and for the 2005 fiscal year your incentive target is pro-rated based on the date of hire. You will be supplied with a plan document which states the specific qualitative and financial performance goals within 30 days of your date of hire.

In addition, also subject to approval by Tier’s Compensation Committee, you will be granted stock options for 75,000 shares, which are subject to the provisions of the Tier Incentive Stock Option Plan. Options are typically issued during the first week of the calendar quarter following your date of hire and are priced by the Board of Directors according to the market price at the time of grant. Options vest over five years with 20% of the total grant vesting after completion of each 12-month period from the original date of issuance. Option grant and related documents are sent to each new employee within 30 days following the date of the grant. As discussed, you are eligible for an additional grant of 25,000 shares upon full relocation to the Northern Virginia area.2

To help facilitate your move from Louisville to the Northern Virginia area, Tier will be pleased to provide you with an executive relocation allowance. In that regard I have approved an amount of up to $100,000.00 to help you with moving, real estate sales, and other transitional costs. In accordance with our policy, it will be required that you sign a promissory note covering your total relocation reimbursement which will stipulate you must pay back this amount should you resign or be terminated for cause within 12 months of the effective date of relocation. Enclosed you will find a summary of Tier’s Executive Relocation package to be provided by Long & Foster Relocation Services. Please do not incur any expenses prior to signing the required promissory note. In addition, you will need to speak with a relocation counselor prior to initiating any relocation activity.

As discussed, we will provide an employment agreement which includes a provision whereby you will receive twelve (12) months severance for a termination other than for cause; and eighteen (18) months severance in the event there is a change-in-control at Tier and you are not offered a similar position. Finally, Tier will agree to allow you access to our Corporate Apartment in Herndon, Virginia for a period not to exceed 18-months from your date of hire. During this 18-month period, we will also agree to reimburse you for a total of three airfares per month to and from Louisville, KY for you or your spouse.

All Tier employees may be asked to travel for business. Business-related expenses for travel required by Tier will be paid according to the corporate travel policy.

You will be eligible to participate in Tier’s comprehensive employee benefits program. A summary sheet on our benefits is enclosed. Please note that paid leave (PTO) benefits are accrued on a bi-weekly basis for use during the benefit year, and are pro-rated for the year of hire and termination. As CFO your PTO accrual schedule will be 24 days per year. While you are employed with Tier, you will be subject to the Company’s rules, regulations, policies and practices, which may be modified from time to time at the Company’s discretion.

In accordance with our policy, your employment is at-will, which means that either Tier at its discretion or you may terminate your employment at any time, with or without cause or notice, and no agreements to the contrary, in any form whatsoever, are effective unless contained in writing signed by the Chief Executive Officer of Tier. By signing below, you represent that you are free to accept the terms of this offer and that your acceptance and performance shall not constitute a breach of any other obligations of yours to your previous employer or to any other party. You will be required to sign our standard non-disclosure and non-compete agreement, which is enclosed.

We would appreciate your decision no later than May 2, 2005.

David, I speak for the entire management team when I say that we are all excited about having you join our fast growing company.

To accept this offer, please sign one copy of this letter along with the enclosed non-disclosure and non-compete agreement, and return it to our HR department in the enclosed envelope.

Sincerely,

James R. Weaver
President and Chief Executive Officer

Enclosures

(Signature)	(Today’s Date)

[1]	Disclosure: Under the applicable provisions of the federal Fair Credit Reporting Act (FCRA), notice is hereby given that Tier Inc. or its affiliates ("Tier") may request a consumer report. The report may include the following types of information: educational accomplishments, employment history, driving record, workers’ compensation claims, credit, bankruptcy proceedings, criminal records and civil records. These reports will be used for purposes of employment with Tier or assignment to a Tier contract. See Background Check Release Authorization for more information.
[2]	Full relocation is defined as the final move of all your household goods and the purchase of a new residence in the Northern Virginia area within eighteen (18) months of countersigning this offer letter.